Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 5, 2012, except with respect to the disclosures under the heading “Going concern and capital resources” in Note 1 and Note 2, as to which the date is April 17, 2012, relating to the financial statements which appears in Merrimack Pharmaceuticals, Inc.’s Current Report on Form 8-K dated April 27, 2012.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2012